Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statement No. 333-225115 on Form S-8, registration statement No. 333-256865 on Form S-3, registration statement No. 333-256565 on Form S-3, registration statement No. 333-253455 on Form S-3 and registration statement No. 333-259524 on Form S-4 of Rafael Holdings, Inc. of our report dated October 18, 2021 related to our audits of the consolidated financial statements of Rafael Holdings, Inc. as of July 31, 2021 and 2020 and for the years then ended, included in the Annual Report on Form 10-K of Rafael Holdings, Inc. for the year ended July 31, 2021.

/s/ CohnReznick LLP

New York, New York

October 18, 2021